Exhibit 99.01

OGE Energy Corp. achieves solid 2nd quarter results

Earnings up compared to same period last year

OKLAHOMA CITY – OGE Energy Corp. (NYSE: OGE), the parent company of Oklahoma Gas and Electric Company (OG&E) and Enogex LLC, today announced second-quarter earnings of $0.72 per diluted share, compared with $0.62 per share in the second quarter of 2008. The 10-cent increase was due primarily to improved second-quarter results for OG&E.

OG&E, a regulated electric utility, contributed second-quarter net income of $0.58 per diluted share, compared with $0.33 per share in the same period last year. Enogex, a midstream natural gas pipeline business, recorded net income of $0.16 per diluted share, compared with $0.33 per share in the year-ago quarter. The holding company, including results from the OGE Energy Resources marketing business, posted a loss of $0.02 per diluted share in the second quarter this year, compared with a loss of $0.04 per share in the second quarter a year ago.

“We are pleased to report that we are successfully managing our business in a challenging economy,” said Pete Delaney, OGE Energy chairman, president and CEO. “We have achieved positive regulatory outcomes, including the rate relief we need to continue investing in our system and to begin implementing our smart grid program. We also are looking forward to future opportunities to add new transmission and renewable generation.”

Discussion of Second Quarter 2009

OGE Energy reported consolidated gross margin on revenues of $320 million in the second quarter of 2009, compared with $314 million in the same period a year ago. Operating income was $126 million in the second quarter, compared with $123 million in the year-earlier quarter.

OG&E reported gross margin on revenues of $237 million in the second quarter of 2009, compared with $208 million in the second quarter of 2008, primarily due to regulatory recovery for the Redbud power plant, warmer weather in the OG&E service area and higher electric rates in Arkansas. Improved results for OG&E in the second quarter of 2009 also reflect the absence of two one-time write-downs in 2008. Net income at OG&E was $56 million in the second quarter, compared with $31 million in the same period a year ago.

Enogex reported gross margin on revenues of $84 million in the second quarter of 2009, compared with $112 million in the comparable quarter last year. The decrease was due primarily to lower commodity prices. Net income at Enogex was $16 million in the second quarter this year, compared with $31 million in the second quarter of 2008.

2009 Outlook

OGE Energy has reaffirmed its 2009 consolidated earnings guidance at $2.30 - $2.60 per diluted share. The guidance assumes approximately 96 million to 97 million average diluted shares outstanding and normal weather for the remainder of the year.

The 2009 guidance includes:

•	OG&E: $1.83 to $1.98 per share on net income of $177 million to $191 million.

•	Enogex: $0.53 to $0.70 per share on net income of $51 million to $68 million.

•	Holding company (including the marketing business): a loss of $0.05 to $0.10 per share on a net loss of $5 million to $10 million.

More information regarding the Company’s 2009 earnings guidance and second-quarter financial results is contained in the Company’s Form 10-Q filed today with the Securities and Exchange Commission.

Conference Call Webcast

OGE Energy will host a conference call for discussion of the results and 2009 outlook on Wednesday, Aug. 5, at 8 a.m. CDT. The conference will be available through www.oge.com.

OGE Energy is the parent company of Oklahoma Gas and Electric Company (OG&E), which serves approximately 773,000 customers in a service territory spanning 30,000 square miles in Oklahoma and western Arkansas, and of Enogex LLC, a midstream natural gas pipeline business with principal operations in Oklahoma.

Some of the matters discussed in this news release may contain forward-looking statements that are subject to certain risks, uncertainties and assumptions. Such forward-looking statements are intended to be identified in this document by the words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “objective”, “plan”, “possible”, “potential”, “project” and similar expressions. Actual results may vary materially. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including the availability of credit, access to existing lines of credit, actions of rating agencies and their impact on capital expenditures; the Company’s ability and the ability of its subsidiaries to access capital markets and obtain financing on favorable terms; prices and availability of electricity, coal, natural gas and natural gas liquids, each on a stand-alone basis and in relation to each other; business conditions in the energy and natural gas midstream industries; competitive factors including the extent and timing of the entry of additional competition in the markets served by the Company; unusual weather; availability and prices of raw materials for current and future construction projects; federal or state legislation and regulatory decisions and initiatives that affect cost and investment recovery, have an impact on rate structures or affect the speed and degree to which competition enters the Company’s markets; environmental laws and regulations that may impact the Company’s operations; changes in accounting standards, rules or guidelines; the discontinuance of regulated accounting principles under SFAS No. 71; creditworthiness of suppliers, customers and other contractual parties; the higher degree of risk associated with the Company’s nonregulated business compared with the Company’s regulated utility business; and other risk factors listed in the reports filed by the Company with the Securities and Exchange Commission including Risk Factors and Exhibit 99.01 to the Company’s Form 10-K for the year ended December 31, 2008.

*Note: Consolidated Statements of Income, Financial and Statistical Data attached.

OGE Energy Corp.
consolidated statements of income
(unaudited)	Three Months Ended		Six Months Ended
	June 30		June 30
	2009	2008	2009	2008
	(In millions, except per share data)

OPERATING REVENUES
Electric Utility operating revenues	$425.3	$520.7	$762.0	$907.1
Natural Gas Pipeline operating revenues	218.8	615.0	488.7	1,223.3
Total operating revenues	644.1	1,135.7	1,250.7	2,130.4

COST OF GOODS SOLD (exclusive of depreciation and amortization shown below)
Electric Utility cost of goods sold	176.4	294.7	335.5	523.5
Natural Gas Pipeline cost of goods sold	147.8	527.4	341.9	1,047.4
Total cost of goods sold	324.2	822.1	677.4	1,570.9

Gross margin on revenues	319.9	313.6	573.3	559.5
Other operation and maintenance	105.6	119.0	222.1	244.2
Depreciation and amortization	64.6	52.4	127.2	103.1
Impairment of assets	1.4	-	1.4	-
Taxes other than income	21.9	19.5	44.2	41.4

OPERATING INCOME	126.4	122.7	178.4	170.8

OTHER INCOME (EXPENSE)
Interest income	0.4	1.2	1.1	2.1
Allowance for equity funds used during construction	3.9	-	5.2	-
Other income	6.5	4.5	13.0	8.4
Other expense	(2.7)	(12.5)	(5.0)	(15.0)
Net other income (expense)	8.1	(6.8)	14.3	(4.5)

INTEREST EXPENSE
Interest on long-term debt	31.9	24.3	63.3	47.7
Allowance for borrowed funds used during construction	(1.9)	(0.9)	(3.0)	(1.6)
Interest on short-term debt and other interest charges	1.7	4.0	4.1	10.5
Interest expense	31.7	27.4	64.4	56.6

INCOME BEFORE TAXES	102.8	88.5	128.3	109.7

INCOME TAX EXPENSE	31.9	29.7	39.8	36.3

NET INCOME	$70.9	$58.8	$88.5	$73.4

Less: Net income attributable to noncontrolling interest	0.4	1.7	1.2	3.3

NET INCOME ATTRIBUTABLE TO OGE ENERGY	$70.5	$57.1	$87.3	$70.1

BASIC AVERAGE COMMON SHARES OUTSTANDING	96.5	92.1	95.6	92.0
DILUTED AVERAGE COMMON SHARES OUTSTANDING	97.5	92.5	96.4	92.5

BASIC EARNINGS PER AVERAGE COMMON SHARE
ATTRIBUTABLE TO OGE ENERGY COMMON SHAREHOLDERS	$0.73	$0.62	$0.91	$0.76

DILUTED EARNINGS PER AVERAGE COMMON SHARE
ATTRIBUTABLE TO OGE ENERGY COMMON SHAREHOLDERS	$0.72	$0.62	$0.91	$0.76

OGE Energy Corp.
financial and statistical data
(unaudited)	Three Months Ended		Six Months Ended
	June 30		June 30
	2009	2008	2009	2008
	(In millions)
ELECTRIC UTILITY
Operating revenues by classification
Residential	$167.6	$185.3	$303.9	$331.7
Commercial	112.3	126.6	191.7	216.0
Industrial	43.0	59.9	75.8	106.5
Oilfield	33.2	40.1	62.1	72.7
Public authorities and street light	41.3	51.6	72.8	87.7
Sales for resale	12.0	16.5	24.7	31.8
Provision for rate refund	(0.4)	–	(0.6)	–
System sales revenues	409.0	480.0	730.4	846.4
Off-system sales revenues	8.6	33.2	14.5	45.5
Other	7.7	7.5	17.1	15.2
Total operating revenues	$425.3	$520.7	$762.0	$907.1

Sales of electricity - MWH (a) sales by classification
Residential	2.1	2.0	4.1	4.2
Commercial	1.7	1.7	3.1	3.1
Industrial	0.8	1.0	1.7	2.0
Oilfield	0.7	0.7	1.4	1.4
Public authorities and street light	0.8	0.8	1.4	1.4
Sales for resale	0.3	0.3	0.6	0.7
System sales	6.4	6.5	12.3	12.8
Off-system sales	0.3	0.5	0.5	0.7
Total sales	6.7	7.0	12.8	13.5

Number of customers	773,436	766,407	773,436	766,407

Average cost of energy per KWH (b) - cents
Natural gas	3.310	10.412	3.519	8.996
Coal	1.778	1.166	1.659	1.124
Total fuel	2.340	3.718	2.285	3.435
Total fuel and purchased power	2.624	4.166	2.601	3.816

Degree days
Heating
Actual	254	220	1,929	2,034
Normal	236	236	2,199	2,218
Cooling
Actual	637	721	660	733
Normal	547	547	555	556

NATURAL GAS PIPELINE
Operating revenues (before intercompany eliminations)	$190.9	$323.9	$381.0	$590.6
Operating income	$32.6	$59.6	$64.4	$105.2
Net income attributable to Enogex LLC	$16.0	$30.9	$31.4	$53.4
Net cash provided from operating activities	$78.3	$42.2	$69.7	$60.7
Capital expenditures	$70.1	$65.2	$143.4	$127.5

New well connects (includes wells behind CRP’s (c)) (d)	36	103	113	188
New well connects (excludes wells behind CRP’s) (d)	25	57	65	96

Gathered volumes - Tbtu/d (e)	1.25	1.12	1.25	1.09
Incremental transportation volumes - Tbtu/d	0.57	0.41	0.49	0.41
Total throughput volumes - Tbtu/d	1.82	1.53	1.74	1.50

Natural gas processed - Tbtu/d	0.70	0.65	0.67	0.64

Natural gas liquids sold (keep-whole) - million gallons	26	52	48	105
Natural gas liquids sold (purchase for resale) - million gallons	85	48	154	89
Natural gas liquids sold (percent-of-liquids) - million gallons	9	6	17	10
Total natural gas liquids produced - million gallons	120	106	219	204

Average net sales price per gallon	$0.657	$1.551	$0.643	$1.456

Estimated realized keep-whole spreads (f)	$3.50	$7.18	$3.20	$7.11

(a) Megawatt-hours.
(b) Kilowatt-hours.
(c) Central receipt points.
(d) As reported to management by third parties.
(e) Trillion British thermal units per day.
(f) The estimated realized keep-whole spread is an approximation of the spread between the weighted-average sales price of the retained NGL commodities and the purchase price of the replacement natural gas shrink. The spread is based on the market commodity spread less any gains or losses realized from keep-whole hedging transactions. The market commodity spread is estimated using the average of the Oil Price Information Service daily average posting at the
Conway, Kansas market for NGL and the Inside FERC monthly index posting for Panhandle Eastern Pipe Line Co.
Texas, Oklahoma for the forward month contract for natural gas prices.